HEARTLAND GROUP, INC.
FORM N-SAR: JUNE 30, 2003

TRANSMITTAL LETTER

VIA EDGAR

Securities and Exchange Commission
RE:  Form N-SAR
        June 30, 2003

Ladies and Gentleman:

Attached for filing herewith is the Form N-SAR for Heartland Group, Inc. This form is being filed solely for the series of the Registrant designated as Heartland Select Value Fund, Heartland Value Plus Fund, and Heartland Value Fund.

The other series, designated as the Heartland Taxable Short Duration Municipal Fund, Heartland Short Duration High-Yield Municipal Fund, and the Heartland High-Yield Municipal Bond Fund, were placed into Receivership on March 21, 2001, are not included in this filing.

By (Signature and Title)* /s/ Nicole J. Best
                                         Nicole J. Best
            Treasurer & Principal Accounting Officer










SUB-ITEM 77E
LEGAL PROCEEDINGS

As disclosed in the Heartland Funds most recent semi-annual report:

On July 18, 2002, pursuant to a stipulation and following a fairness hearing, the U.S. District Court for the Eastern District of Wisconsin approved a settlement of a consolidated class action brought by shareholders of the Heartland High-Yield Municipal Bond Fund and
the Short Duration High-Yield Municipal Fund (together,
the "High-Yield Funds"), in which the Corporation, the Advisor, the High-Yield Funds and certain other parties were named as defendants. The litigation arose out of a repricing of the securities in the High-Yield Funds in October 2000. Under the terms of the settlement, the Corporation, the Advisor, the High-Yield Funds, and certain related parties were dismissed and released from all claims in the class action upon establishment of a settlement fund for the
benefit of the class plaintiffs.   Neither the Corporation nor any
of its separate funds, directors, or officers were required to contribute to the settlement fund (although the Advisor did make a substantial contribution to facilitate settlement). Subsequently, all other suits filed by persons who opted out of the class action settlement were also settled without any contribution from the Corporation, its funds, directors or officers.

The staff of the Securities and Exchange Commission is conducting a formal inquiry into the facts and circumstances surrounding the repricing with respect to the Advisor, the Corporation, and certain individuals. This inquiry does not involve the Heartland Select Value, Value Plus, or Value Funds.
The Securities and Exchange Commission staff has informed the Advisor, certain persons associated with the Advisor, the Corporation, and certain other individuals, that the staff intends to recommend proceedings against them for alleged violations of the securities laws. The affected parties have cooperated with the SEC inquiry. At this time it is not possible to predict the outcome of this inquiry.